Exhibit 2.4

527 Queen Street, Suite 200

Fredericton, NB E3B 1B8

www.plaza.ca

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 17, 2013

DATED FEBRUARY 28, 2013

TABLE OF CONTENTS

PROXY AND VOTING INFORMATION			1

1.	Solicitation of Proxies		1
2.	Record Date		2
3.	Appointment of Proxies		2
4.	Revocation of Proxies		2
5.	Advice to Beneficial Shareholders		2
6.	Notice-and-Access		4
7.	Voting of Proxies		5
8.	Voting Shares and Principal Holders Thereof		5

MATTERS TO BE ACTED UPON AT THE MEETING			6

1.	Election of Directors		6
2.	Appointment of Auditor		11
3.	Approval of “Rolling” Stock Option Plan		11

OTHER MATTERS COMING BEFORE THE MEETING			13

STATEMENT OF EXECUTIVE COMPENSATION			13

1.	Internalization of Management		13
2.	Compensation Discussion and Analysis		14
	(I)	Compensation Prior to Internalization	14
	(II)	Compensation Since Internalization	15
		(i) Objectives	15
		(ii) Elements of Compensation	15
		(a) Base Salary	15
		(b) Annual Incentives — Cash Bonuses	16
		(c) Long-term Incentives — RSU Plan	16
	(III)	Employment Contracts	17
		(i) President and CEO	17
		(ii) Chief Financial Officer	17
3.	Share-based and Option-based Awards		18
	(I)	RSU Plan	18
		(i) RSUs	18
		(ii) Vesting of RSUs	18
		(iii) Dividend RSUs	19
		(iv) Common Shares Subject to Issuance under the RSU Plan	19
		(v) Limits on Issuance of Common Shares under RSU Plan	20
		(vi) Non-Transferability	20
		(vii) Amendments to RSU Plan	20
	(II)	Stock Option Plan	21
4.	Compensation Governance		21
5.	Summary Compensation Table		23
6.	Incentive Plan Awards		24
	(I)	Unvested RSU Awards	24
	(II)	Incentive Plan Awards — Value Vested or Earned During the Year	24

7.	Pension Plan Benefits		25
8.	Termination and Change of Control Benefits		25
	(I)	RSU Plan	25
	(II)	Employment Contracts	26
		(i) President and CEO	26
		(ii) Chief Financial Officer	26
9.	Director Compensation		26
	(I)	Director Compensation Table — For the Year Ended December 31, 2012	26
	(II)	Director Fees	26
	(III)	Directors and Officers Liability Insurance	27
	(IV)	Share-based Awards, Option-based Awards and Non-Equity Incentive Plan Compensation for Directors	27
	(V)	Outstanding Share-based Awards and Option-based Awards to Directors	27

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS			28

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS			28

STATEMENT OF CORPORATE GOVERNANCE PRACTICES			29

1.	Board of Directors		29
	(I)	Other Public Directorships	30
	(II)	Meetings of Independent Directors	30
	(III)	Chairman of the Board and Lead Independent Director	30
	(IV)	Board Meetings and Attendance Records	30
2.	Board Mandate		31
3.	Position Descriptions		31
4.	Orientation and Continuing Education		31
5.	Ethical Business Conduct		32
6.	Conflicts of Interest		32
7.	Nomination of Directors		33
8.	Compensation		33
9.	Board Committees		33
10.	Assessments		34

ADDITIONAL INFORMATION			35

APPENDIX “A” — ANNUAL RESOLUTION APPROVING “ROLLING” STOCK OPTION PLAN

PLAZACORP RETAIL PROPERTIES LTD.

MANAGEMENT INFORMATION CIRCULAR

Plazacorp Retail Properties Ltd. is utilizing the notice-and-access mechanism that came into effect on February 11, 2013 under National Instrument 54-101 Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”) for distribution of this Management Information Circular to shareholders who do not hold their common shares in their own names as registered shareholders (referred to in this Management Information Circular as “Beneficial Shareholders”).  Further information on notice-and-access, including how Beneficial Shareholders can obtain a paper copy of this Management Information Circular, is contained below under Proxy and Voting Information, s.6 Notice-and-Access.

PROXY AND VOTING INFORMATION

Beneficial Shareholders should read the information under the headings “Advice to Beneficial Shareholders” and “Notice-and-Access” for an explanation of their rights.

1.                                      Solicitation of Proxies

This Management Information Circular is furnished in connection with the solicitation of proxies by the management of Plazacorp Retail Properties Ltd. (the “Corporation” or “Plazacorp”) for use at the annual meeting (the “Meeting”) of holders of common shares (“Common Shares”) of the Corporation to be held in the Garrison Room of the Crowne Plaza Lord Beaverbrook Hotel, 659 Queen Street, Fredericton, New Brunswick, E3B 5A6 on Wednesday, April 17, 2013 at 10:00 a.m. AST and any adjournment thereof.  The information contained herein is as of February 28, 2013 unless otherwise stated.

The solicitation of proxies will be primarily by mail but proxies may also be solicited personally or by telephone by regular employees of the Corporation without special compensation or by such agents as the Corporation may appoint.  The cost of solicitation will be borne by the Corporation.  The Corporation may also pay brokers or nominees holding Common Shares in their names or in the names of their principals for their reasonable expenses in sending solicitation materials to their principals.

Shareholders who are unable to attend the Meeting in person are requested to complete, date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof to the attention of Canadian Stock Transfer Company Inc., Proxy Dept., P.O. Box 721, Agincourt, Ontario, M1S 0A1 (i) in the envelope provided, (ii) by email at proxy@canstockta.com or (iii) or by facsimile to 416-368-2502 (Toll Free:1-866-781-3111 Canada & US) at any time up to and including Monday, April 15, 2013 until 5:00 p.m. AST.  Canadian Stock Transfer Company Inc. acts as the Administration Agent for CIBC Mellon Trust Company.

2.                                      Record Date

The Corporation will prepare a list of Shareholders of record as at the close of business on March 7, 2013 (the “Record Date”).  Shareholders named on that list will be entitled to vote the Common Shares then registered in their names, except to the extent that (a) the holder has transferred the ownership of any of his/her Common Shares after that date, and (b) the transferee of those Common Shares produces a properly endorsed share certificate, or otherwise establishes that he/she owns the Common Shares, and demands not later than the close of business, ten (10) days before the Meeting, that his/her name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote his/her Common Shares at the Meeting.  Shareholders are entitled to one (1) vote at the Meeting for each Common Share held as provided herein.

3.                                      Appointment of Proxies

A Shareholder has the right to appoint a person (who need not be a Plazacorp Shareholder), other than persons designated in the form of proxy accompanying this Management Information Circular, as nominee to attend at and act for and on behalf of such Shareholder at the Meeting, as the case may be, and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy applicable to the Meeting.  If a Shareholder appoints a person designated in the form of proxy as nominee and does not direct the said nominee to vote in favour of or against, or to vote or withhold from voting on, as the case may be, any matter or matters with respect to which an opportunity was given to specify how the Common Shares registered in the name of such Shareholder may be voted, the proxy shall be voted in favour of such matter or matters.

A form of proxy will not be valid for the Meeting or any adjournment thereof unless it is completed and delivered to Canadian Stock Transfer Company Inc. no later than 5:00 p.m. AST on Monday, April 15, 2013 in accordance with the delivery instructions contained above under s.1, Solicitation of Proxies.

4.                                      Revocation of Proxies

Proxies given by Shareholders for use at the Meeting may be revoked at any time prior to their use.  Subject to compliance with the requirements described in the following paragraph, the giving of a proxy will not affect the right of a Shareholder to attend and vote in person at the Meeting.

In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Shareholder or his/her attorney duly authorized in writing, or, if the Shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized, and deposited with Canadian Stock Transfer Company Inc., in a manner provided above under s.1, Solicitation of Proxies, at any time up to and including 5:00 p.m. AST on April 16, 2013, the last business day preceding the day of the Meeting, or any adjournment thereof, as applicable, or, with the Chairman at the Meeting on the day of such meeting or any adjournment thereof, and upon any such deposit, the proxy is revoked.

5.                                      Advice to Beneficial Shareholders.

The information set forth in this section is of significant importance to many Shareholders as a substantial number of Shareholders do not hold their Common Shares in their own names, rather they are held through a broker, dealer, bank, trust company or other nominee. If the Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those shares will not be registered in the Shareholder’s own name on the records of the Corporation maintained by Canadian Stock

Transfer Company Inc.  Such Common Shares will more likely be registered in the name of the Shareholder’s broker or an agent of that broker.  In Canada, the vast majority of shares are registered in the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms).  Common Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting Common Shares for the brokers’ clients. Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Applicable Canadian regulatory policy requires brokers or other nominees to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings by forwarding a voting instruction form (Form 54-101F7 Request for Voting Instructions made by Intermediary under NI 54-101).  Brokers and other nominees have their own mailing and delivery procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting.  In Canada, many brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. (“Broadridge”).  In most cases, Broadridge mails a scannable voting instruction form and asks Beneficial Shareholders to return the form to Broadridge.  Alternatively, Beneficial Shareholders can either call Broadridge’s toll free telephone number to provide voting instructions, or access Broadridge’s dedicated voting web site at www.proxyvote.com to deliver their voting instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions to the Corporation respecting the voting of Common Shares to be represented at the Meeting.

A Beneficial Shareholder will not be recognized directly at the Meeting for the purposes of voting Common Shares registered in the name of his/her/its broker; however, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered Shareholder and vote the Common Shares in that capacity.  Beneficial Shareholders who want to attend the Meeting in person and vote as proxy holder can enter their own names or the names of their appointees in the place provided for that purpose in the voting instruction form provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.  Subject to the basic requirements described below, intermediaries do have flexibility as to the specific method used to appoint Beneficial Shareholders as proxy holders, and Beneficial Shareholders should carefully follow all instructions they receive.

An intermediary who is the registered holder of, or holds a proxy in respect of, securities owned by a Beneficial Shareholder must arrange, without expense to the Beneficial Shareholder, to appoint the Beneficial Shareholder or a nominee of the Beneficial Shareholder as a proxy holder in respect of those securities if the Beneficial Shareholder has instructed the intermediary to do so using either of the following methods:  (a) the Beneficial Shareholder filled in and submitted the Form 54-101F7 previously sent to the Beneficial Shareholder by the intermediary; or (b) the Beneficial Shareholder submitted any other document in writing that requests that the Beneficial Shareholder or a nominee of the Beneficial Shareholder be appointed as a proxy holder.  If an intermediary appoints a Beneficial Shareholder or a nominee of the Beneficial Shareholder as a proxy holder as aforesaid, the Beneficial Shareholder or nominee of the Beneficial Shareholder, as applicable, must be given the authority to attend, vote and otherwise act for and on behalf of the intermediary in respect of all matters that may come before the Meeting and any adjournment or continuance thereof, unless corporate law does not permit the giving of that authority.  An intermediary who appoints a Beneficial Shareholder as proxy holder as aforesaid must deposit the proxy within the timeframe specified above, if the intermediary obtains the instructions at least one (1) business day before the termination of that time.

Beneficial Shareholders fall into two categories - those who object to their identity being made known to the issuers of securities which they own (“Objecting Beneficial Owners” or “OBOs”) and those who do not object to their identity being made known to the issuers of the securities they own (“Non-Objecting Beneficial Owners” or “NOBOs”). Subject to the provisions of NI 54-101, issuers may request and obtain a list of their NOBOs from intermediaries.  Pursuant to NI 54-101, issuers may obtain and use the NOBO list in connection with any matters relating to the affairs of the issuer, including the distribution of proxy-related materials directly to NOBOs.  The Corporation is not sending Meeting materials directly to NOBOs; the Corporation uses and pays intermediaries and agents to send the Meeting materials.  The Corporation also intends to pay for intermediaries to deliver the Meeting materials to OBOs.  As more particularly outlined below under s.6, Notice-and-Access, Meeting materials will be sent to Beneficial Shareholders using notice-and-access.  Since this Meeting is an annual general meeting, and not a special meeting, Meeting materials will not be sent to Beneficial Shareholders who have declined to receive them.

Beneficial Shareholders should contact their broker or other intermediary if they have any questions regarding the voting of Common Shares held through that broker or other intermediary.

6.                                      Notice-and-Access

As previously noted, the Corporation is utilizing the notice-and-access mechanism that came into effect on February 11, 2013 under NI 54-101 for distribution of this Management Information Circular to Beneficial Shareholders.  The Corporation will not be using notice-and-access to send this Management Information Circular or other Meeting materials to registered Shareholders.

Notice-and-access is a new set of rules that allows issuers to post electronic versions of proxy-related materials (such as proxy circulars and annual financial statements) on-line, via the System for Electronic Document Analysis and Retrieval (“SEDAR”) and one other website, rather than mailing paper copies of such materials to shareholders.  Electronic copies of this Management Information Circular and the Corporation’s 2012 Annual Report (containing the comparative consolidated financial statements of the Corporation for the year ended December 31, 2012 and management’s discussion and analysis of the Corporation’s results of operations and financial condition for 2012) may therefore be found on the Corporation’s pages on SEDAR at www.sedar.com and also on the Corporation’s website at www.plaza.ca under Investor Relations / Financial Reports, Presentations and Other Filings.  Beneficial Shareholders are reminded to review the Management Information Circular before voting.

Although this Management Information Circular and the Corporation’s 2012 Annual Report will be posted electronically on-line as noted above, Beneficial Shareholders will receive paper copies of a “notice package” via prepaid mail containing a Notice of Meeting with information prescribed by NI 54-101, voting instruction form, and supplemental mail list return card for Beneficial Shareholders to request they be included in the Corporation’s supplementary mailing list for receipt of the Corporation’s interim financial statements for the 2013 fiscal year.

The Corporation anticipates that notice-and-access will directly benefit the Corporation through a substantial reduction in both postage and material costs and also promote environmental responsibility by decreasing the large volume of paper documents generated by printing proxy-related materials.

Beneficial Shareholders with questions about notice-and-access can call the Corporation toll-free at +1 (855) 460-8294 or they can call Canadian Stock Transfer Company Inc. toll-free at +1 (800) 387-0825.   Beneficial Shareholders may obtain paper copies of this Management Information Circular and the Corporation’s 2012 Annual Report free of charge by contacting the Corporation or Canadian Stock Transfer Company Inc. at the same toll-free numbers, respectively, or upon request to the Corporate Secretary.

A request for paper copies which are required in advance of the Meeting should be sent so that it is received by the Corporation or Canadian Stock Transfer Company Inc., as applicable, by Wednesday, April 3, 2013 in order to allow sufficient time for the Beneficial Shareholder to receive the paper copies and to return the voting instruction form to intermediaries by its due date.

7.                                      Voting of Proxies

The persons named in the form of proxy accompanying this Management Information Circular have indicated their willingness to represent as proxy the Shareholder who appointed them.  Each Shareholder may instruct his/her/its proxy how to vote his/her/its Common Shares by completing the blanks on the proxy form.

Common Shares represented by properly executed proxy forms in favour of the person designated on the form will be voted for, against or withheld from voting (as the case may be), in accordance with the instructions given on the proxy forms.  In the absence of such instructions, the Common Shares will be voted “FOR” the re-election as a director of the Corporation each nominee of management listed in this Management Information Circular, “FOR” the re-appointment of KPMG LLP Chartered Accountants as auditor of the Corporation and “FOR” the approval of the Corporation’s Stock Option Plan (as hereinafter defined).

The proxy form accompanying this Management Information Circular confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the accompanying Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  As at February 28, 2013, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

8.                                      Voting Shares and Principal Holders thereof

The Corporation has authorized share capital consisting of an unlimited number of Common Shares without nominal or par value, of which 64,075,120 Common Shares are issued and outstanding as at February 28, 2013.  In addition, the Corporation is authorized to issue an unlimited number of preferred shares, none of which have been issued as at the date hereof.

The following table lists those persons and companies of record who own or are known to the Corporation to own beneficially, directly or indirectly, more than 10% of the issued and outstanding Common Shares of the Corporation as at February 28, 2013:

Name	Number of Shares owned	Percentage of Total Shares Outstanding
Earl Brewer (1)	6,974,546	10.88%
Michael Zakuta (2)	11,070,043	17.28%
Richard Hamm (3)	6,896,280	10.76%
Kimco Realty Corporation	6,680,032	10.43%

(1) Earl Brewer, Chairman of the Board of the Corporation, owns 6,974,546 Common Shares (10.88%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation, including Berak Investments Ltd.  Berak Investments Ltd. holds 6,420,605 Common Shares or 10.02%.

(2) Michael Zakuta, President and Chief Executive Officer of the Corporation, owns or controls beneficially 11,070,043 Common Shares (17.28%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation, including Les Immeubles Plaza Z-Corp. Inc.  Les Immeubles Plaza Z-Corp. Inc. holds 7,181,829 Common Shares or 11.21%.  Michael Zakuta also owns or controls an investment in various series of Plazacorp convertible debentures which may be convertible to 110,526 Common Shares at any time (such shares are not included in the total Common Shares above).

(3) Richard Hamm, currently a director of the Corporation and former President and Chief Executive Officer of the Corporation, owns 6,896,280 Common Shares (10.76%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation.

MATTERS TO BE ACTED UPON AT THE MEETING

1.             Election of Directors

Action is to be taken at the Meeting with respect to the election of directors.  The board of directors of the Corporation (the “Board” or “Board of Directors”) currently consists of seven (7) members.  Each director will hold office until the end of the Meeting or until a successor is elected or appointed.  It is proposed that the seven (7) directors be re-elected at the Meeting to hold office until the close of the next annual meeting of Shareholders or until their successors are elected or appointed.

It is the intention of the management designees, if named as proxy, to vote for the re-election of each person hereinafter set out to the Board of Directors unless otherwise directed.  If for any reason any of the proposed nominees do not stand for election or are unable to serve as such, the management designees, if named as proxy, reserve the right to vote for any other nominee in their sole discretion unless the Shareholder has specified in his or her proxy that his or her Common Shares are to be withheld from voting on the election of one (1) or more directors.

Each Shareholder will be asked to vote for each nominee on an individual basis.

Under cumulative voting, applicable to the Corporation as provided in the Business Corporations Act (New Brunswick), each holder of Common Shares entitled to vote for the election of directors may cast a number of votes attached to the Common Shares held by that Shareholder multiplied by the number of directors to be elected (up to seven (7)), and the Shareholder may cast all votes in favour of one candidate or distribute them among the candidates in any manner.  Where a Shareholder has voted for more than one candidate without specifying the distribution of votes among candidates, the Shareholder will be deemed to have divided the votes equally among the candidates for whom the Shareholder voted.

On any ballot that may be called for the election of directors, the persons named in the accompanying form of proxy intend to cast the votes to which the Common Shares represented by such proxy are entitled, equally among all the proposed nominees whose names are set forth below, unless the Shareholder who has given the proxy has directed that the Common Shares be withheld from voting in the election of directors. If a Shareholder desires to distribute votes otherwise than equally among the nominees for whom the Shareholder has directed persons in the accompanying form of proxy to vote, the Shareholder must do so personally at the Meeting or by another acceptable form of proxy.

Unless the Shareholder specifies in the accompanying form of proxy that the Common Shares represented by the proxy are to be withheld from voting in the election of one (1) or more directors, the person named in the form of proxy shall vote the Common Shares represented by the proxy in favour of the re-election of each person whose name is set forth below.

The following information relating to the nominees as directors is based partly on the Corporation’s records and partly on information received by the Corporation from the nominees, and sets forth the        (i) name, municipality and country of residence of each of the persons proposed to be nominated for election as a director, (ii) all other positions and offices in the Corporation held by him/her, (iii) his/her principal occupation, (iv) the date on which each person was first elected a director of the Corporation and (v) the number of Common Shares of the Corporation that each person has advised is beneficially owned, directly or indirectly, by him/her or over which he/she exercises control or direction.

EDOUARD BABINEAU

Director

Charlottetown, Prince Edward Island, Canada

Board Member since:

April 21, 2004

INDEPENDENT

Principal Occupation during the Past 5 Years

President and CEO of Babineau Holdings Ltd., President and CEO of Prince Edward Island Capital Inc. and shareholder and director in various other business ventures.

Other Public Board Membership

N/A

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

1,020,915 Common Shares

In addition to the above, Edouard Babineau owns or controls various series of Plazacorp convertible debentures which may be converted to 52,632 Common Shares at any time.

Committee Membership:

•             Chair and Member of Corporate   Governance and Compensation Committee

•             Member of Audit Committee

•             Lead Independent Director

EARL BREWER

Chairman of the Board and Director

Fredericton, New Brunswick. Canada

Board Member since:

February 2, 1999

NOT INDEPENDENT

Principal Occupation during the Past 5 Years

Chairman of the Board of the Corporation and Plaza Group Management Limited. Principal and Secretary-Treasurer of TC Land REIT.

Other Public Board Membership

N/A

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

6,974,546 Common Shares

Earl Brewer owns 6,974,546 Common Shares (10.88%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation, including Berak Investments Ltd.  Berak Investments Ltd. holds 6,420,605 Common Shares or 10.02%.

Committee Membership:

N/A

STEPHEN JOHNSON

Director

Toronto, Ontario, Canada

Board Member since:

February 2, 1999

INDEPENDENT

Principal Occupation during the Past 5 Years

President and CEO of Canadian Real Estate Investment Trust.

Other Public Board Membership

Trustee of Canadian Real Estate Investment Trust

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

312,500 Common Shares

In addition to the above, Stephen Johnson owns or controls an investment in various series of Plazacorp convertible debentures which may be convertible to 197,368 Common Shares at any time.

Committee Membership:

•             Member of Corporate Governance and Compensation Committee

RICHARD HAMM

Director

Toronto, Ontario, Canada

Board Member since:

February 2, 1999

INDEPENDENT

Principal Occupation during the Past 5 Years

Partner, BristolGate Capital Partners Inc. and Principal of Stepp Three Holdings Ltd.

Other Public Board Membership

N/A

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

6,896,280 Common Shares

Richard Hamm, former President and Chief Executive Officer of the Corporation, owns 6,896,280 Common Shares (10.76%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation.

[Note: Richard Hamm was Chairman and a Director of Vivacorp Properties Inc., et al. which filed for bankruptcy in 2008.]

Committee Membership:

•             Member of Audit Committee

DENIS LOSIER

Director

Moncton, New Brunswick, Canada

Board Member since:

April 5, 2007

INDEPENDENT

Principal Occupation during the Past 5 Years

President and Chief Executive Officer of Assumption Mutual Life Insurance Company of Moncton.  (September 1, 1994 to Present) and Chairman of Assumption Life’s subsidiaries and Louisbourg Investments.

Also a Board member of Enbridge Gas New Brunswick Limited Partnership, Security and Intelligence Review Committee, Canadian Blood Services and Chair of Invest NB.

Other Public Board Membership

Director of Canadian National Railway Company.

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

144,114 Common Shares

Committee Membership:

•             Member of Audit Committee

BARBARA TRENHOLM

Director

Fredericton, New Brunswick, Canada

Board Member since:

March 1, 2005

INDEPENDENT

Principal Occupation during the Past 5 Years

Professor emerita in the Faculty of Business Administration at the University of New Brunswick, Board member of Atomic Energy of Canada.

Other Public Board Membership

N/A

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

186,002 Common Shares

Committee Membership:

•             Chair and Member of Audit Committee

•             Member of Corporate Governance and Compensation Committee

MICHAEL ZAKUTA

President and Chief Executive Officer and Director

Montreal, Quebec, Canada

Board Member since:

February 2, 1999

NOT INDEPENDENT

Principal Occupation during the Past 5 Years

President and CEO of the Corporation, Plaza Group Management Limited and Plaza Atlantic Limited.  Principal and President of TC Land REIT.  Real estate developer and entrepreneur since 1986 through various private companies of which he is a principal shareholder and officer.

Other Public Board Membership

Trustee of Fronsac Real Estate Investment Trust

Common Shares Beneficially Owned, Controlled or Directed as at February 28, 2013

11,070,043 Common Shares

Michael Zakuta, owns or controls beneficially 11,070,043 Common Shares (17.28%) either directly or indirectly through his controlling interest in other Shareholders of the Corporation, including Les Immeubles Plaza Z-Corp Inc.  Les Immeubles Plaza Z-Corp Inc. holds 7,181,829 Common Shares or 11.21%.  In addition to the forgoing, Michael Zakuta owns or controls an investment in various series of Plazacorp convertible debentures which may be convertible to 110,526 Common Shares at any time.

Committee Membership:

N/A

2.            Appointment of Auditor

The Board of Directors and management of the Corporation propose that the firm KPMG LLP Chartered Accountants be re-appointed as external auditor of the Corporation to hold office until the close of the next annual meeting of Shareholders, at a remuneration to be fixed by the Audit Committee of the Board of Directors of the Corporation.  KPMG LLP Chartered Accountants has been the auditor of the Corporation since its appointment at the annual shareholders meeting held on April 21, 2004.  The Board of Directors has adopted all recommendations of the Audit Committee on the appointment and compensation of the auditor.

Pursuant to the Corporation’s Audit Committee Charter, the Audit Committee, inter alia, recommends to the Board the appointment of the auditor with such appointment to be confirmed by the Corporation’s Shareholders at each annual meeting.  The Corporation’s Audit Committee Charter can be found on the Corporation’s website at www.plaza.ca under Investor Relations / Corporate Governance or on the Corporation’s pages on SEDAR at www.sedar.com and is incorporated herein by reference.  The Corporation will promptly provide a copy of this Charter free of charge to a Shareholder of the Corporation upon request to the Corporate Secretary.

Further information on the Audit Committee and fees paid to the auditor for the fiscal years ending December 31, 2012 and December 31, 2011 can be found in the Corporation’s Annual Information Form Schedule A — Form 52-110F1, Audit Committee Information Required in an AIF, a copy of which can be found on the Corporation’s website at www.plaza.ca under Investor Relations / Financial Reports, Presentations and Other Filings, or on the Corporation’s pages on SEDAR at www.sedar.com.

Unless the Shareholder specifies in the accompanying form of proxy that the Common Shares represented by such proxy are to be withheld from voting for the appointment of the auditor, the persons named in the accompanying form of proxy shall vote the Common Shares represented by the proxy in favour of the re-appointment of KPMG LLP Chartered Accountants as auditor of the Corporation to hold office until the close of the annual meeting of Shareholders next following the Meeting and to authorize the Audit Committee of the Board of Directors to fix the auditor’s remuneration.

3.            Approval of “Rolling” Stock Option Plan

The Corporation’s stock option plan (the “Stock Option Plan”) was initially put in place in 1999 at the Corporation’s inception.   TSX Venture Exchange Policy 4.4, paragraph 1.3(a), provides that all issuers other than CPCs (as defined in Policy 2.4 — Capital Pool Companies) must implement a stock option plan. Through the course of obtaining approval from the TSX Venture Exchange of the Corporation’s RSU Plan (as defined below under Statement of Executive Compensation, s.3 Share-based and Option-based Awards, (I) RSU Plan) in 2012, the Corporation was advised that if it did not have a stock option plan, it would not be permitted to implement any share-based compensation arrangement including the RSU Plan, which the Corporation feels will be more accessible generally to employees than the Stock Option Plan has been in the past (see Statement of Executive Compensation, s.3 Share-based and Option-based Awards, (I) RSU Plan below for details on the RSU Plan).  Therefore, although the Corporation has no plans to make further grants under the Stock Option Plan, the Corporation must maintain it.

The Stock Option Plan is a “rolling” stock option plan which means the number of available stock options thereunder is continually changing.  Given the nature of a “rolling” plan, the Corporation is required to seek Shareholder approval of the Stock Option Plan at each annual shareholders’ meeting in accordance with the requirements of the TSX Venture Exchange, Policy 4.4, paragraph 2.9(b).

The Stock Option Plan was revised in 2005, as approved by Shareholders at the annual shareholders meeting on April 20, 2005, and in 2008, as approved by Shareholders at the annual shareholders meeting on May 27, 2008.  The Stock Option Plan has been approved by Shareholders at each subsequent Shareholders meeting.  The Stock Option Plan most recently received approval by Shareholders at the annual meeting held on April 18, 2012.

The aggregate number of Common Shares which can be subject to option at any one time under the Stock Option Plan cannot exceed ten percent (10%) of the issued shares of the Corporation as of that date, which would be 6,407,512 Common Shares as at February 28, 2013.  In addition, no RSUs or Dividend RSUs (as defined under Statement of Executive Compensation, s.3 Share-based and Option-based Awards, (I) RSU Plan below) may be granted under the RSU Plan if such grant would cause the total number of Common Shares issuable upon redemption of RSUs and Dividend RSUs under the RSU Plan and stock options under the Stock Option Plan to exceed ten percent (10%) of the number of Common Shares issued and outstanding at such time.  As previously noted, the Corporation has no plans to grant options under the Stock Option Plan in the future, however, and intends to utilize only the RSU Plan, which itself is a fixed amount plan.

No options have been granted by the Corporation since May 23, 2007 when 120,000 options in the aggregate were granted to two independent directors of the Corporation, Barbara Trenholm and Denis Losier.  Those options were exercised prior to expiry, and any other options granted prior to that date to any individual were also either exercised or expired.  Accordingly, there are no options outstanding under the Stock Option Plan.

Principal Terms of the Stock Option Plan

Under the Stock Option Plan, the Board of Directors may allocate non-transferable options to purchase Common Shares to directors, officers, employees of the Corporation, and consultants of the Corporation and its subsidiaries or affiliates.

If options were ever granted in the future, their exercise price could not be less than the “discounted market price” (as defined under the Policies of the TSX Venture Exchange) and must be fixed by the Corporation by issuing a news release, or if the Corporation does not initially issue a news release, the exercise price shall be the last closing price of the Common Shares on the date of the stock option grant.

Options may not be granted to any one optionee which would exceed five percent (5%) of the issued Common Shares of the Corporation in any twelve (12) month period.

No more than two percent (2%) of the issued Common Shares of the Corporation may be optioned at any one time to persons performing investor relations activities of the Corporation.  Options will not be granted to investor relations consultants.

Options may not be granted for a term exceeding ten (10) years since the Corporation is currently a Tier 1 venture issuer.

Options granted under the Stock Option Plan may not be assigned by the optionees.

If the optionholder ceases to be a director, officer, employee or consultant of the Corporation or any of its subsidiaries or affiliates, the option granted to the optionholder may be exercised only within ninety (90) days next succeeding the date the optionholder ceased to be a director, officer, employee or consultant, to the extent that the optionholder was entitled to exercise it at the date of such cessation.  If the person was engaged in investor relations activities, the options will expire thirty (30) days after such person ceases to be employed to provide investor relations services.

In the event of death of an optionholder, the options previously granted to the optionholder shall be exercisable by the person or persons to whom the optionholder’s rights under the option shall pass by the optionholder’s Will or laws of descent at any time up to and including twelve (12) months following the death of the optionholder or the expiry of the option, whichever occurs first.

In the event of the sale of all or substantially all of the property and assets of the Corporation prior to the expiry time of an option, such option may be exercised at any time up to and including thirty (30) days following completion of the date of such sale or prior to the expiry of the option.  In the event the Corporation’s Shareholders receive a “take-over” bid, such that if successful the offeror would as a result of such take-over bid beneficially own more than fifty percent (50%) of the outstanding Common Shares of the Corporation, the optionholder would be entitled to an acceleration right to exercise his/her options, not otherwise vested, for the sole purpose of accepting such bid, up to the date of the successful bid at which time the acceleration right would cease.

Approvals Required

Since the Corporation is required to maintain a stock option plan, Shareholders will be requested to adopt a resolution approving the Stock Option Plan at the Meeting.  The form of this resolution is attached as Appendix “A” to this Management Information Circular.  Approval of this resolution requires the affirmative vote of a majority of the Shareholders present or represented by proxy at the Meeting.

Unless the Shareholder specifies in the accompanying form of proxy that the persons named in the form of proxy are to vote against this resolution, the persons named in the form of proxy shall vote the Common Shares represented by the proxy in favour of the resolution.

OTHER MATTERS COMING BEFORE THE MEETING

Management knows of no matters to come before the Meeting other than those referred to in the accompanying Notice of Meeting.  Should any other matters properly come before the Meeting, the Common Shares represented by proxy solicited hereby will be voted on such matters in accordance with the best judgment of the person voting such proxy.

STATEMENT OF EXECUTIVE COMPENSATION

1.             INTERNALIZATION OF MANAGEMENT

Prior to July 1, 2011 the Corporation was party to a management agreement effective March 30, 2009 with Plaza Group Management Limited, which provided property management and corporate management services to the Corporation.   The Corporation was also party to a separate management agreement effective March 30, 2009 with Les Immeubles Plaza Z-Corp Inc., which handled management duties largely in Quebec and Ontario.    Plaza Group Management Limited was then indirectly owned and controlled by Earl Brewer (Director and Chairman of the Board) and Michael Zakuta (Director and

President and Chief Executive Officer (“CEO”)).  Les Immeubles Plaza Z-Corp Inc. is indirectly owned and controlled by Michael Zakuta.

Effective July 1, 2011, the Corporation purchased the shares of Plaza Group Management Limited at net book value in the amount of $113,000.   As a result of this transaction, property management and corporate management are now internalized and the Corporation manages all of its properties including properties previously managed by Les Immeubles Plaza Z-Corp Inc. Both management agreements previously in place were terminated.  No fees were charged under the prior management agreements for the year ended December 31, 2012.

The majority of employees engaged in property management, development, leasing and property accounting activities for properties owned by the Corporation prior to July 1, 2011 were employees of Plaza Group Management Limited or Les Immeubles Plaza-Z Corp Inc.  As part of the internalization, employees of Les Immeubles Plaza Z-Corp Inc. that previously provided services to the Corporation are now employed by Plaza Group Management Limited (with the Corporation assuming any liabilities with respect to past service).

2.             COMPENSATION DISCUSSION AND ANALYSIS

Earl Brewer (Chairman of the Board), Michael Zakuta (President and CEO), Floriana Cipollone (Chief Financial Officer), James Petrie (Vice-President and General Counsel) and Myles Martin (Senior Vice President) are the Named Executive Officers (in accordance with the definition contained in Form 51-102F6 — Statement of Executive Compensation) (the “NEOs”) of the Corporation.  Since July 1, 2011, the Corporation compensates its NEOs either directly or through Plaza Group Management Limited, now a wholly owned subsidiary of the Corporation (see Statement of Executive Compensation, s.1 Internalization of Management above).

(I)                    Compensation Prior to Internalization

Prior to July 1, 2011, the Corporation was not involved in the setting of compensation standards for NEOs and other executives of Plaza Group Management Limited.  The compensation of NEOs was not directly tied to an objective and identifiable measure within the Corporation such as earnings, funds from operations, total assets, asset growth or stock price.  The prior management agreements explicitly created an alignment of interest, however, between the Corporation and Plaza Group Management Limited and Les Immeubles Plaza Z-Corp Inc. which motivated NEO performance.

The management agreements with each of Plaza Group Management Limited and Les Immeubles Plaza Z-Corp Inc. each contained an “Alignment of Interests” provision.  Under the management agreement with Plaza Group Management Limited, the Corporation had the option to purchase the assets of Plaza Group Management Limited for a price based upon its book value (excluding goodwill).  In addition, under both management agreements the Corporation had the right to terminate the management agreement if the Corporation determined that specific circumstances existed or certain events had occurred, including:  if Earl Brewer and/or Michael Zakuta reduced their ownership interest in the Corporation below their level of shareholdings as of the date of the management agreements;  if they sold their interest(s) in the management companies;  if there was a change of control of the Corporation or a sale of substantially all of its assets; or, if the management company was subject to any litigation which resulted in a court order restricting its ability to carry out its duties effectively under the management agreement.  Further, the Corporation had the right to terminate the management agreements, at no cost, for any reason during the final two years of the contract term upon six months’ notice to the management company.

Prior to July 1, 2011, Earl Brewer and Michael Zakuta received no direct compensation from the Corporation in the form of salaries, bonuses, directors’ fees, or stock based compensation for performing their duties as Chairman of the Board and President and CEO, respectively, or as directors.   The annual compensation of Messers Brewer and Zakuta was paid by Plaza Group Management Limited.  Their compensation was influenced by the level of fees received from the Corporation and the costs of running Plaza Group Management Limited, including all salary and bonus compensation for approximately 79 employees (excluding property specific staff) as at June 30, 2011 as well as related overhead.

The Chief Financial Officer, Vice President and General Counsel and Senior Vice President also received their salary and bonuses from Plaza Group Management Limited prior to the internalization.  The salary and bonus of each was set by Earl Brewer and Michael Zakuta, at their discretion, taking into account, inter alia, salaries anticipated in the markets in which the Corporation operated, combined with the experience and skills of the individuals.  These NEOs were also periodically eligible to receive stock options if granted by the Board of Directors under the Stock Option Plan.  No options were granted to NEOs at any time in 2011 or 2010.

Peter Sheehan (who was the Chief Financial Officer of the Corporation until the date of his death on May 6, 2010) also received salary and bonus from Plaza Group Management Limited.

(II)                  Compensation Since Internalization

As a result of the internalization, the Corporation is involved in the setting of compensation for NEOs.  As previously noted, the Corporation’s NEOs now receive their compensation from either the Corporation directly or Plaza Group Management Limited.  The compensation for all NEOs for the last three fiscal years is disclosed below in the Summary Compensation Table.

(i)              Objectives

The Corporation’s primary goal is to deliver a reliable and growing yield to Shareholders from a diversified portfolio of retail properties.  The objective of the Corporation’s executive compensation is to attract, retain and motivate qualified individuals to pursue this goal. The Corporation’s executive compensation is designed to, among other things, provide a reward for services rendered and to provide an incentive for management to implement strategies aimed at achieving the Corporation’s objectives.

(ii)            Elements of Compensation

The Corporation believes that its NEOs and other executives should be fairly compensated based on their contribution to the Corporation’s success.  The primary elements of the Corporation’s executive compensation for NEOs are base salary, annual incentive cash bonuses and long-term incentives in the form of RSUs to be granted in accordance with the RSU Plan.

(a)        Base Salary

Base salaries are intended to provide NEOs with an appropriate level of fixed compensation that will assist in employee retention and recruitment. Base salaries are determined on an individual basis, taking into consideration the past, current and potential contribution to the success of the Corporation, the position and responsibilities of the NEOs and salaries anticipated in the markets in which the Corporation operates.

Base salaries for the Chief Financial Officer, Vice President and General Counsel and Senior Vice President are recommended by the Chairman of the Board and the President and CEO on an annual basis and are reviewed and approved by the Corporate Governance and Compensation Committee.

The base salaries of Earl Brewer and Michael Zakuta are also reviewed and approved by the Corporate Governance and Compensation Committee on an annual basis to ensure that their compensation appropriately and adequately reflects the roles and responsibilities of the Chairman of the Board and the President and CEO, respectively.

The Corporation currently does not engage compensation consultants for the purposes of performing benchmarking, nor does the Corporation currently benchmark compensation levels against a specific group of peers.  To provide context for compensation decisions, however, the Corporation considers general industry information available for comparable real estate businesses.

(b)        Annual Incentives — Cash Bonuses

The Corporation pays discretionary annual cash bonuses to its NEOs and other executives.  Annual cash bonuses reward the NEO based on the performance of the Corporation and/or the NEO individually. The determination of the performance of the Corporation may vary from year to year depending on economic conditions and conditions in the real estate industry.  Individual performance factors vary, and may include completion of specific projects or transactions and the execution of day-to-day responsibilities.

The performance of the Chief Financial Officer, Vice President and General Counsel and Senior Vice President is evaluated annually by the President and CEO.  The payment of bonuses to these NEOs are made upon the recommendation of the President and CEO and Chairman of the Board and are reviewed and approved by the Corporate Governance and Compensation Committee annually.

The payment of any annual cash bonuses to the Chairman of the Board and President and CEO, as applicable, are also reviewed and approved by the Corporate Governance and Compensation Committee.  Neither Earl Brewer nor Michael Zakuta received a cash bonus as part of their compensation for the 2010, 2011 or 2012 fiscal years.

(c)        Long-term Incentives — RSU Plan

The long-term compensation for NEO’s is reflected in the granting of RSUs pursuant to the RSU Plan, which the Corporation feels will encourage share ownership.  The RSU Plan is designed to align the interests of officers, employees and directors of the Corporation or subsidiaries of the Corporation with those of Shareholders; to reward directors, senior management and employees of the Corporation for their sustained contributions to the Corporation; and to assist in attracting, retaining and motivating directors, senior management and employees of the Corporation.   The granting of RSUs is not based on specific performance goals.

In granting RSUs to NEOs under the RSU Plan, the President and CEO and Chairman of the Board first make a recommendation to the Corporate Governance and Compensation Committee of the number of RSUs to be granted.  Before making any recommendation for the granting of any new RSUs, the President and CEO and Chairman of the Board will take into account previous RSUs granted to any one individual.  Any RSU grants will be reviewed by the Corporate Governance and Compensation Committee and approved in its discretion.

For more information on the RSU Plan, see s. 3 Share-based and Option-based Awards, (I) RSU Plan below.

(III)                Employment Contracts

The Corporation has two employment contracts with NEOs, namely Michael Zakuta, the President and CEO of the Corporation, and Floriana Cipollone, the Chief Financial Officer of the Corporation.

(i)              President and CEO

The employment contract of Michael Zakuta (effective April 20, 2005, as amended February 29, 2012) outlines in general terms the duties and responsibilities of the President and CEO.  In particular, the primary responsibility of the President and CEO is to achieve maximum value for the Corporation’s stakeholders (Shareholders and employees).  More specifically, the President and CEO is to:

(i)         provide vision and leadership, enabling the management team and employees to achieve their maximum potential;

(ii)        develop with the management team and Board of Directors a strategic plan for the Corporation, spanning: business development strategies; core competences of management and staff; distinctive advantages and competitive differentiation; priority markets; organizational structure, processes and controls; the Corporation’s culture and values; and supporting incentive systems;

(iii)       attract and retain talent for the management team and the Corporation’s Board of Directors;

(iv)       ensure that all corporate decisions and actions are ethical and in compliance with applicable laws, regulations, obligations and the Corporation’s own values;

(v)        oversee and coordinate the timely implementation of the strategic plan and its modification in response to changes in the environment of the Corporation; and

(vi)       where necessary and useful, represent the Corporation in communications with shareholders, capital markets, customers/tenants, allies, major supplies and vendors.

From November 1, 2005 to June 30, 2011, Michael Zakuta freely and voluntarily provided his services without salary, bonuses, benefits or any other form of compensation from the Corporation.  The annual compensation of Michael Zakuta was paid by Plaza Group Management Limited, which was an external property manager from March 30, 2009 to June 30, 2011.  Since July 1, 2011, Mr. Zakuta’s annual compensation is paid by the Corporation.

Mr. Zakuta’s employment contract also provides for reimbursement of reasonable expenses incurred by him as a result of his work on behalf of the Corporation upon presentation of supporting documentation.  The expense claims of the President and CEO are reviewed annually by the Chair of the Audit Committee.  Any expense that the Chair of the Audit Committee deems is not a valid business expense of the Corporation would have to be reimbursed. No reimbursement has been required to date.

(ii)       Chief Financial Officer

The employment contract of Floriana Cipollone, (originally effective September 1, 2010, updated on February 23, 2012) outlines in general terms the duties and responsibilities of the Chief Financial Officer.  The Chief Financial Officer is to, among other things, be responsible for or assist with or plan and supervise the following activities:

(i)         financings;

(ii)        capital and cash requirements;

(iii)       tax planning and compliance;

(iv)       acquisition deal structuring and financial due diligence and other corporate structuring as applicable;

(v)        budgeting and forecasting;

(vi)       accounting and reporting; and

(vii)      communication with analysts, investors, Board of Directors and the Audit Committee.

Ms. Cipollone is eligible to receive annual discretionary performance bonuses based on the combination of her performance and that of the Corporation and its affiliates.  Ms. Cipollone’s employment contract also provides for reimbursement of all business related expenses upon presentation of supporting documentation, including professional fees and related professional development courses.

Other than the employment agreements with the President and CEO and the Chief Financial Officer described above, there were no formal employment contracts in place at the end of the fiscal year ended December 31, 2012 with any other NEO.

3.             SHARE-BASED AND OPTION-BASED AWARDS

(I)                    RSU Plan

The Corporation’s fixed amount restricted share unit plan (the “RSU Plan”) was approved at the Corporation’s annual and special meeting of shareholders on April 18, 2012, at which time the RSU Plan received disinterested shareholder approval.

For information on the objectives the RSU Plan is designed to achieve, see s. 2 Compensation Discussion and Analysis, (II) Compensation Since Internalization, (ii) Elements of Compensation, (c) Long-Term Incentives - RSU Plan above.

(i)                      RSUs

The RSU Plan is administered by the Corporate Governance and Compensation Committee.  Under the RSU Plan, the Corporate Governance and Compensation Committee may grant restricted share units (“RSUs”) to such officers, employees or directors of the Corporation or subsidiary of the Corporation as it may determine from time to time (each an “Eligible Person”, and when such an Eligible Person is granted RSUs and has delivered a participation agreement to the Corporation in the form required under the RSU Plan, a “Participant”).  No person is entitled as of right to participate in the RSU Plan; the decision as to who will have the opportunity to participate, and the extent of such participation, will be made by the Corporate Governance and Compensation Committee, in its sole and absolute discretion, upon the recommendation of the President and CEO and Chairman of the Board.

Each RSU notionally represents one (1) Common Share.  An RSU account is maintained by the Corporation for each Participant and shows the RSUs credited to such Participant from time to time.

(ii)                    Vesting of RSUs

Except as otherwise determined by the Corporate Governance and Compensation Committee, RSUs vest as follows: one-third (1/3) of a given award of RSUs under the RSU Plan (an “RSU Award”) on the first anniversary of the grant date, one-third (1/3) of such RSU Award on the second anniversary of the grant date and the balance of such RSU Award on the third anniversary of the grant date (each, a “Vesting Date”).  The Corporate Governance and Compensation Committee may, in its sole discretion, accelerate the Vesting Date for any or all RSUs for any Participant at any time.  Not later than fifteen (15) business days prior to a Vesting Date, each Participant must execute and deliver to the Corporation an Election Form (in the form required under the RSU Plan) to request how the Corporation is to redeem the vested portion of such Participant’s RSUs. Elections are not permitted to be made during any blackout periods established by the Corporation from time to time, in accordance with the RSU Plan.  A Participant can elect to redeem vested RSUs by receiving either or any combination of: one (1) Common Share for each vested RSU; and/or a lump-sum cash payment calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Common Share (as hereinafter defined).

If a Participant resigns or the employment of a Participant is terminated by the Corporation for Cause (as defined in the RSU Plan), subject to the discretion of the Corporate Governance and Compensation Committee, any unvested RSUs will terminate automatically without payment on the date of resignation or termination.

For further provisions regarding the vesting of RSUs when a participant is terminated without cause or in the event of a change of control, see s. 8 Termination and Change of Control Benefits, (I) RSU Plan, below.

(iii)                   Dividend RSUs

Each RSU credited to a Participant’s RSU account receives a distribution of additional RSUs equal to the amount of dividends paid per Common Share (“Dividend RSUs”).  The number of Dividend RSUs to be issued for each dividend payment will be equal to the aggregate amount of such dividend payable to a Participant on his or her RSUs divided by, on any applicable day, the volume weighted average closing price of Common Shares for the five (5) trading days immediately preceding such applicable day (the “Market Price per Common Share”) determined on the applicable day on which a dividend is paid on the Common Shares (a “Dividend Payment Date”).

Upon submitting to the Corporation a participation agreement in respect of a Participant’s first grant of RSUs, each Participant must also execute and deliver to the Corporation a dividend election form in the form required under the RSU Plan to request how the Corporation is to redeem Dividend RSUs.   Such election indicates whether the Dividend RSUs granted will be redeemed for cash or Common Shares.  Each year thereafter, each Participant will be entitled to change his or her election regarding Dividend RSUs by submitting a further election form between June 1 and June 15 of the applicable year, subject to any blackout periods established by the Corporation from time to time.

Dividend RSUs are granted immediately following any Dividend Payment Date, vest immediately upon grant and are redeemed by the Corporation in accordance with the instructions provided by the Participant in his or her dividend election form.  If a Participant elects to have his or her Dividend RSUs redeemed for cash, the amount payable is calculated by multiplying the number of Dividend RSUs to be redeemed by the Market Price per Common Share on the Dividend Payment Date net of any applicable withholding taxes or the Participant may elect to provide the Corporation with funds equal to the applicable withholding taxes, in which case the Participant will receive his or her full Dividend RSU award in Common Shares without any deduction.  If a Participant elects to have his or her Dividend RSUs redeemed for Common Shares, the Participant will receive one (1) Common Share for each Dividend RSU net of any applicable withholding taxes.   In the event a Participant fails to submit a dividend election form, he or she will receive Common Shares on the redemption of Dividend RSUs in accordance with the RSU Plan.

(iv)                    Common Shares Subject to Issuance under the RSU Plan

The maximum number of Common Shares that may be issued under the RSU Plan upon the redemption of RSUs and Dividend RSUs is 5,879,261 Common Shares, subject to increase or decrease under the RSU Plan by reason of consolidations or reverse consolidations or as may otherwise be permitted by the TSX Venture Exchange.  As noted above under Matters to be acted upon at the Meeting, Approval of Stock Option Plan, no RSUs or Dividend RSUs may be granted under the RSU Plan if such grant would cause the total number of Common Shares issuable upon redemption of the of RSUs and Dividend RSUs under the RSU Plan and stock options under the Stock Option Plan to exceed ten percent (10%) of the number of Common Shares issued and outstanding at such time.  As previously noted, no stock options are currently outstanding and the Corporation has no plans to issue any further stock options under the Stock Option Plan.

(v)                     Limits on Issuance of Common Shares under RSU Plan

The aggregate number of Common Shares reserved for issuance under RSUs and Dividend RSUs to any one individual must not exceed one percent (1%) (at the time of the grant) or two percent (2%) (in any twelve (12) month period) of the issued and outstanding Common Shares.  The aggregate number of Common Shares issued pursuant to the redemption of RSUs and Dividend RSUs to any one individual in any twelve (12) month period must not exceed five percent (5% ) of the Common Shares then issued and outstanding.

The number of Common Shares issuable to insiders, at any time, under the RSU Plan pursuant to the redemption of RSUs and Dividend RSUs and any other share-based compensation arrangements of the Corporation (including the Stock Option Plan), must not exceed ten percent (10%) of Common Shares then issued and outstanding.  The number of Common Shares issued to insiders, within any one-year period, under the RSU Plan pursuant to a redemption of RSUs and Dividend RSUs and any other share-based compensation arrangements of the Corporation (including the Stock Option Plan), must not exceed ten percent (10%) of Common Shares then issued and outstanding.

(vi)                   Non-Transferability

RSUs are non-transferable other than for normal estate settlement purposes.

(vii)                  Amendments to RSU Plan

The Corporate Governance and Compensation Committee will be permitted to amend the RSU Plan without the consent of Participants provided that such amendment does not operate to materially affect any rights already acquired by a Participant under the RSU Plan, including the Common Shares previously issued thereunder (subject to regulatory approval and in certain instances more particularly described below, Shareholder approval).  Any significant changes to the RSU Plan will typically be first identified by management or by the Corporate Governance and Compensation Committee.  Shareholder approval is required for any amendment to remove or exceed the participation limits of insiders (see (v) Limits on Issuance of Common Shares under RSU Plan above), for any amendment to increase the maximum number of Common Shares issuable under the RSU Plan, any amendments which would permit RSUs to be transferable other than for normal estate settlement purposes, and amendments to an amending provision of the RSU Plan.   As at the date hereof, there have been no amendments to the RSU Plan since its inception.

Without amending the RSU Plan, the Corporate Governance and Compensation Committee may also, with the consent of the applicable Participant, approve any variation in terms, including the acceleration of redemption of RSUs held in the RSU Accounts of Participants which have not vested.

(II)                                                      Stock Option Plan

For information on the Corporation’s Stock Option Plan, see Matters to be acted upon at the Meeting, s.3 Stock Option Plan.  In the past, long-term compensation for NEO’s was reflected in the granting of stock options pursuant to the Corporation’s Stock Option Plan, however, the Corporation has no plans to grant stock options thereunder in the future.

4.                                      COMPENSATION GOVERNANCE

The Corporation has established a Corporate Governance and Compensation Committee comprised of the following three members:  Edouard Babineau (Chair), Stephen Johnson and Barbara Trenholm.  All members of the Corporate Governance and Compensation Committee are directors and are independent within the meaning of National Instrument 58-101 Disclosure of Corporate Governance Practices.

Each member of the Corporate Governance and Compensation Committee has direct experience that is relevant to his or her responsibilities in executive compensation as further described in this Management Information Circular.  This experience enables the Corporate Governance and Compensation Committee as a whole to make decisions with respect to the Corporation’s compensation as described herein.  The following table highlights the relevant experience of the Committee members:

Committee Member	Relevant Education and/or Experience

Edouard Babineau, Chair

Mr. Babineau is currently President and CEO of Babineau Holdings Ltd., as well as President and CEO of PEI Capital Inc., a venture capital company. He is also a shareholder and director in various other business ventures. Mr. Babineau has extensive business experience which includes: President and owner of Babineau Fisheries Ltd., Souris Seafoods Ltd., International Seafoods Ltd. and Northumberland Seafoods Ltd. He has served two terms of three years each as President of the Seafood Processors Association of Prince Edward Island, as well as sitting as a Governor on the Board of Holland College in Prince Edward Island for six years, where he was a member of the Finance Committee and the Pension Committee.

Stephen Johnson

Mr. Johnson is currently the President and CEO of Canadian Real Estate Investment Trust (CREIT), a publicly traded real estate investment trust. Mr. Johnson has also been a member of the Board of Trustees of CREIT since September, 1996.

Barbara Trenholm

Ms. Trenholm holds a Bachelor of Commerce, an MBA, an FCA (fellow of the Canadian Institute of Chartered Accountants), and has taken a number of governance courses over the years. She has served on boards of directors where executive compensation and management incentive plans were reviewed at the board level.

The Corporate Governance and Compensation Committee reviews and approves the compensation of the President and CEO, Chairman of the Board and any other NEOs of the Corporation on an annual basis, including recommendations in respect of grants under the RSU Plan.

No compensation consultant or advisor has been retained at any time in the Corporation’s most recently completed financial year to assist the Corporate Governance and Compensation Committee in determining compensation for any of the Corporation’s directors or NEOs.

The Board of Directors, in consultation with the President and CEO, identifies, on at least an annual basis, the principal risks of the Corporation’s business and ensures the implementation of appropriate systems to manage these risks.  This would include risks associated with the Corporation’s compensation practices, if any.  The Corporation does not feel that its compensation practices would encourage an NEO to take inappropriate or excessive risks, and no particular risks have been identified as arising from the Corporation’s compensation practices that are reasonably likely to have a material adverse effect on the Corporation.

While the Corporation does not have a specific policy against it, to the Corporation’s knowledge, NEOs and directors do not purchase financial instruments designed to hedge or offset a decrease in the market value of equity securities of the Corporation granted as compensation or held, directly or indirectly, by the NEO or director.

For more details on the specific functions performed by the Corporate Governance and Compensation Committee in relation to NEOs, see s.2 Compensation Discussion and Analysis above.

Each year, the Corporate Governance and Compensation Committee designates its Chair (who is also the Corporation’s lead independent director) to complete a performance review with the President and CEO.  Prior to the performance review, the Committee informally reviews the responsibilities of the President and CEO as listed in Mr. Zakuta’s employment contract (see Statement of Executive Compensation, Employment Contracts above) and considers if any significant issues should be raised during the performance review.  Once the performance review is completed, the Corporate Governance and Compensation Committee Chair reports back to the Committee any issues which may have arisen out of the performance review.  Any significant issues would be brought forward to the Board of Directors for its information and discussion.

The Corporate Governance and Compensation Committee also developed and annually reviews and approves a position description for the Chairman of the Board, which outlines general and specific duties for the Chairman.

5.                                      SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Share-based awards ($) Awards under RSU Plan	Non-equity incentive plan compensation ($) Annual incentive bonus	Total compensation ($)

Earl Brewer, Chairman of the Board (1)	2012	200,000	—	—	200,000
	2011	200,000	—	—	200,000
	2010	—	—	—	—

Michael Zakuta, President and CEO (1)	2012	400,000	—	—	400,000
	2011	400,000	—	—	400,000
	2010	—	—	—	—

Floriana Cipollone, Chief Financial Officer (1), (2), (3), (4)	2012	239,750	49,000	60,000	348,750
	2011	223,769	—	20,000	243,769
	2010	51,773	—	—	51,773

James Petrie, Vice President and General Counsel (1), (2), (3)	2012	221,987	49,000	60,250	331,237
	2011	209,808	—	60,250	270,058
	2010	149,134	—	15,300	164,434

Myles Martin, Senior Vice President (1), (2), (3)	2012	269,750	49,000	110,250	429,000
	2011	253,077	—	110,250	363,327
	2010	180,052	—	46,091	226,143

Peter Sheehan, former Chief Financial Officer (1), (5)	2012	—	—	—	—
	2011	—	—	—	—
	2010	67,067	—	30,600	97,667

(1)     Earl Brewer, Michael Zakuta, Floriana Cipollone, James Petrie and Myles Martin (as well as Peter Sheehan who was an NEO of the Corporation until the date of his death on May 6, 2010), are paid by either the Corporation or Plaza Group Management Limited for their duties as officers of the Corporation.  The compensation above paid in fiscal year 2010 represents an allocation of total compensation paid by Plaza Group Management Limited to the NEOs based on a percentage calculated by dividing the revenue earned by Plaza Group Management Limited from the Corporation with the total revenue earned by Plaza Group Management Limited.

(2)     The value of the RSUs shown in the Summary Compensation Table is calculated by multiplying the number of RSUs granted by the closing price of Common Shares of $4.90 on December 17, 2012, which was the grant date.  No RSUs were granted to Earl Brewer or Michael Zakuta.  RSUs granted to Floriana Cipollone, James Petrie and Myles Martin were as follows:

Floriana Cipollone:  10,000

James Petrie:  10,000

Myles Martin:  10,000

(3)     See s.6 Incentive Plans, (I) Unvested RSU Awards below for a summary of the value of unvested RSUs outstanding for NEOs at December 31, 2012.

(4)     Floriana Cipollone’s salary represents salary paid commencing September 1, 2010, being the date her employment commenced.

(5)     Peter Sheehan’s salary represents salary paid up to May 6, 2010, the date of his death, and bonus which was paid on June 11, 2010.

6.                                      INCENTIVE PLAN AWARDS

(I)                                                           Unvested RSU Awards

NEO (1)	Number of RSUs that have not vested at December 31, 2012	Value of Unvested RSUs at December 31, 2012 (2)	Vesting Dates	RSUs that will vest on each Vesting Date
Floriana Cipollone	10,000	$49,500	December 17, 2013 December 17, 2014 December 17, 2015	1/3 1/3 1/3
James Petrie	10,000	$49,500	December 17, 2013 December 17, 2014 December 17, 2015	1/3 1/3 1/3
Myles Martin	10,000	$49,500	December 17, 2013 December 17, 2014 December 17, 2015	1/3 1/3 1/3

(1)    Each NEO can elect to redeem RSUs for cash or Common Shares, or a combination of both.  Each is also entitled to a distribution of additional RSUs equal to the amount of dividends paid per Common Share, known as Dividend RSUs, which the NEO can annually elect to redeem for cash or Common Shares.  Dividend RSUs are granted immediately following each Dividend Payment Date and vest immediately upon grant.  See s.3 Share-based and Option-based Awards, (I) RSU Plan for further information on RSUs and Dividend RSUs.

(2)    The values set out in this column are based on the closing price of Common Shares at December 31, 2012, which was $4.95.

(II)                                                      Incentive Plan Awards — Value Vested or Earned During the Year

There were no outstanding RSUs under the RSU Plan, or stock options under the Stock Option Plan, owned by any NEO that vested during the 2012 fiscal year.

The following non-equity incentive awards were earned during the year:

Name	Non-equity incentive plan — Value earned during the year ($)

Floriana Cipollone	$60,000
James Petrie	$60,250
Myles Martin	$110,250

7.                                      PENSION PLAN BENEFITS

The Corporation has no retirement plans, pension plans or other forms of funded or unfunded retirement compensation and none are proposed at this time.

8.                                      TERMINATION AND CHANGE OF CONTROL BENEFITS

(I)                                                           RSU Plan

The following chart summarizes the vesting provisions for RSUs assuming that a triggering event took place on December 31, 2012.

	Number of RSUs that would Vest at December 31, 2012		Value of RSUs at December 31, 2012 that would Vested (1)
Name	Termination without cause (2)	Termination on a change of control (3)	Termination without cause (2)	Termination on a change of control (3)

Floriana Cipollone	10,000	—	$49,500	—
James Petrie	10,000	—	$49,500	—
Myles Martin	10,000	—	$49,500	—

(1)    The RSUs are valued at the closing price of Common Shares at December 31, 2012, which was $4.95.

(2)     If the employment of a Participant is terminated without cause, by Retirement (as defined in the RSU Plan), by death or due to the Participant’s Incapacity to Work (as defined in the RSU Plan), any unvested RSUs will vest on the date of termination, retirement, or death as the case may be.

(3)     In the event a Change of Control (as defined in the RSU Plan) occurs or is reasonably expected to occur and employment is terminated, subject to the discretion of the Corporate Governance and Compensation Committee, any unvested RSUs shall vest on the earlier of (i) such date as may be determined by the Committee in its sole discretion, and (ii) the applicable Vesting Dates.  The above noted table assumes that RSUs will vest in the normal fashion on the applicable Vesting Dates and that none vest on the termination date.

(II)                                                      Employment Contracts

(i)                                    President and CEO

Under Michael Zakuta’s employment contract, the Corporation is not obligated to make any payments in the event of a termination of employment, resignation or retirement, or if there is a change of control of the Corporation or change in responsibilities resulting from a change in control.  No RSUs have been granted to Michael Zakuta under the RSU Plan.

(ii)                                Chief Financial Officer

It is a term of Floriana Cipollone’s employment contract that, in the event of termination without cause (as defined in common law and/or employment law) or termination on a change of control of the Corporation (each case a triggering event), she will be paid (i) all accrued and unpaid base salary, bonus and vacation pay to the date of termination; and (ii) a lump sum severance payment equal to one year base salary plus one year bonus (based on the average of the last two years’ base salary and bonus).  The estimated amount payable to Ms. Cipollone under her employment contract assuming that a triggering event occurred at December 31, 2012 in either scenario would be $271,760.   Please also see Termination and Change of Control Benefits, RSU Plan above for RSUs that would vest as at December 31, 2012.

9.                                      DIRECTOR COMPENSATION

(I)                                                           Director Compensation Table — For Year Ended December 31, 2012

Name	Total Fees earned ($) (1)

Edouard Babineau	$22,000
Richard Hamm	$14,000
Stephen Johnson	$14,000
Denis Losier	$14,000
Barbara Trenholm (2)	$22,000

(1)     Fees for in-person attendance at meetings were $500.00 each in 2012.

(2)     Annual fee for director who acts as Chair of the Audit Committee was $6,000 in 2012.

(II)                              Directors Fees

The Corporation outlines its policy for payment of director compensation in its Board Mandate.

The Corporate Governance and Compensation Committee annually reviews and approves the compensation of the directors and any changes thereto to ensure that their compensation appropriately and adequately reflects the responsibilities of a directorship of the Corporation.

Michael Zakuta and Earl Brewer do not receive compensation for their duties as directors.  The Corporation has a current policy of paying its independent directors the following compensation:

(1)         $10,000 for annual director fees;

(2)         $750 for in-person attendance at each Board or Committee meeting;

(3)         $500 for each conference call relating to Board or Committee business;

(4)         $10,000 annual fee for any director who acts as Chair of the Audit Committee; and.

(5)         $6,000 annual fee for any director who acts as Chair of the Corporate Governance and Compensation Committee.

In addition, the Corporate Governance and Compensation Committee can approve the granting of RSUs to independent directors pursuant to the RSU Plan.

The Corporation also pays for all reasonable expenses for all directors relating to meetings or Board business.

Annually, the Corporate Governance and Compensation Committee reviews the policy outlining fees payable to directors.  The Committee may receive a recommendation from the Chairman of the Board or the President and CEO for any changes in fees.  All changes in fees must be approved by the Corporate Governance and Compensation Committee.

(III)                                                 Directors and Officers Liability Insurance

The Corporation has entered into a directors and officers liability insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries.  The annual limit for claims under the policy is $10,000,000, subject to specified retention amounts, in most cases in the amount of $25,000.  The directors and officers liability insurance policy is supplemented with an employment practices liability policy in the amount of $1,000,000.  The coverage under the policies continues in effect until December 31, 2013 and the total annual premium paid by the Corporation under both policies was $23,500.

(IV)                         Share-based Awards, Option-based Awards and Non-Equity Incentive Plan Compensation for Directors

The procedure for the granting of RSUs to directors will be the same as previously described for NEOs.  Generally, a recommendation will be made by the Chairman of the Board and President and CEO to the Corporate Governance and Compensation Committee of the number of RSUs to be granted.  Grants to directors will take into account previous grants of RSUs.   If RSUs are proposed for a director which sits on the Corporate Governance and Compensation Committee, that director will abstain from voting on any resolution in which he/she would be granted RSUs.  No RSUs have been granted to directors under the RSU Plan as at the date hereof.

As previously noted, the Corporation has no plans to grant stock options under the Stock Option Plan in the future, to directors or otherwise.

(V)                                                       Outstanding Share-based Awards and Option-based Awards to Directors

There are no share or option-based awards outstanding to directors as at December 31, 2012.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets out the number of Common Shares that could be issued to Participants in respect of the total number of RSUs granted as at December 31, 2012:

Plan category	Number of securities that could be issued upon the redemption of outstanding RSUs and Dividend RSUs (#) (1)	Number of securities remaining available for future issuance under equity compensation plan (#) (1), (2)
Equity compensation plans approved by security holders — RSU Plan	151,760	5,727,501

(1)    The total number of RSUs granted under the RSU Plan as at December 31, 2012 is 145,200.  These RSUs were granted on December 17, 2012, and none have been granted since that date.  Each RSU notionally represents one (1) Common Share.  Participants can elect to redeem RSUs for cash or Common Shares, or a combination of both.  This figure assumes that all Participants elect to redeem all RSUs for Common Shares.   Each RSU also receives Dividend RSUs (in number equal to the aggregate amount of such dividend payable to a Participant on their RSUs divided by the Market Price per Common Share determined on the applicable Dividend Payment Date).  Participants can also annually elect to redeem Dividend RSUs for cash or Common Shares.  This figure also assumes all Participants elect to redeem all Dividend RSUs to which they would be entitled for Common Shares, applying the annual dividend rate of $0.225 per Common Share and Market Price per Common Share on February 15, 2013 (the first Dividend Payment Date following December 31, 2012) of $4.98.

(2)     The maximum number of Common Shares that may be issued under the RSU Plan upon the redemption of RSUs and Dividend RSUs is 5,879,261 Common Shares.  No RSUs or Dividend RSUs may be granted if such grant would cause the total number of Common Shares issuable upon redemption to exceed ten percent (10%) of the number of Common Shares issued and outstanding at such time, when combined with stock options granted.  There are no stock options outstanding.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

As part of the internalization of property management (see Statement of Executive Compensation, s.1 Internalization of Management), Plaza Group Management Limited entered into an aircraft operating agreement with Plaza Atlantic Limited, a company owned by Earl Brewer and Michael Zakuta, with respect to the use and operation of a turbo-prop airplane, used from time to time by Plaza Group Management Limited and the Corporation to facilitate more timely access to properties across the Corporation’s portfolio for construction, development, leasing and operations.

In addition to managing properties owned by the Corporation, Plaza Group Management Limited also manages certain properties owned directly or indirectly by Michael Zakuta and Earl Brewer, namely 527 Queen Street, Fredericton, NB and 271 Queen Street, Fredericton, NB.  Plaza Group Management Limited is also a party to an office lease for the Corporation’s corporate headquarters in Fredericton, NB.  The

owner of the office building and counter-party to the lease is a company indirectly owned by Michael Zakuta and Earl Brewer.   The lease expires March 31, 2014.

The Corporation has also entered into various land leases on nine parcels of land with TC Land Limited Partnership, an entity indirectly owned and controlled by Earl Brewer and Michael Zaktua.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Corporation’s Board of Directors recognizes that its investors and other stakeholders significantly value effective corporate governance and that good governance contributes to effective and efficient decision-making.   The Board, through the Corporate Governance and Compensation Committee, intends to ensure that its corporate governance practices are reviewed annually to make certain that they are appropriate for the Corporation.

1.                                      Board of Directors

The Corporation’s Board consists of seven (7) directors of whom the Board considers five (5) to be independent directors in accordance with National Instrument 58-101 Disclosure of Corporate Governance Practices.

Proposed Directors	Independence Status
Edouard Babineau	Independent
Earl Brewer	Non-independent
Richard Hamm	Independent
Stephen Johnson	Independent
Denis Losier	Independent
Barbara Trenholm	Independent
Michael Zakuta	Non-independent

Earl Brewer is considered to be a non-independent director because he holds an executive officer position in the Corporation as Chairman of the Board.

Michael Zakuta is considered to be a non-independent director because he holds an executive officer position in the Corporation as President and CEO.

The remaining proposed directors (see Matters to be acted upon at the Meeting, Election of Directors) are considered to be independent by the Board of Directors based on an annual analysis and review by the Corporate Governance and Compensation Committee.

On April 20, 2008, Richard Hamm became an independent director as three (3) full years had passed since he held an executive officer position with the Corporation.  Mr. Hamm had previously served as President and Chief Executive Officer of the Corporation until April 20, 2005.

(I)                                                           Other Public Entity Directorships

Michael Zakuta is currently a trustee of Fronsac Real Estate Investment Trust.  Stephen Johnson is currently a trustee of Canadian Real Estate Investment Trust.  Denis Losier is currently a director of Canadian National Railway Company and NAV Canada.

As of February 28, 2013, no members of the Board of Directors served together on the boards of other public companies.

(II)                                                      Meetings of Independent Directors

Twice a year the Corporate Governance and Compensation Committee holds in camera conferences immediately following its meetings, to which all of the Corporation’s independent directors are invited.  The purpose of the in camera sessions is to facilitate open and candid discussion by all independent directors without participation from members of management and non-independent directors.  Meetings of the independent directors are chaired by Edouard Babineau, the Corporation’s lead independent director.

(III)                                                 Chairman of the Board and Lead Independent Director

The Chairman of the Board is Earl Brewer and as previously noted, Mr. Brewer is not an independent director.  Edouard Babineau, Chair of the Corporate Governance and Compensation Committee and a director who is considered to be independent, acts as the Corporation’s lead independent director.   The lead independent director is responsible for facilitating the functioning of the Board independently of management and ensures that directors have an independent leadership contact.

(IV)                                                  Board Meetings and Attendance Records

One of the responsibilities of the Board is to ensure regular attendance by all directors at Board and Committee meetings (where applicable) and that all directors arrive well-informed and have had a reasonable opportunity for advance review of any materials to be discussed at such meetings.

The following summarizes the attendance of each director at Board and Committee meetings held during 2012:

	Board of Directors Meetings	Audit Committee Meetings	Corporate Governance and Compensation Committee Meetings	Meetings of Independent Directors	Overall Attendance
Edouard Babineau	4 of 4	4 of 4	4 of 4 (Chair)	2 of 2	14/14 (100%)
Earl Brewer	4 of 4	N/A (1)	N/A (1)	N/A (2)	4/4 (100%)
Richard Hamm	4 of 4	4 of 4	N/A	2 of 2	10/10 (100%)
Stephen Johnson	4 of 4	N/A	4 of 4	2 of 2	10/10 (100%)
Denis Losier	4 of 4	4 of 4	N/A	2 of 2	10/10 (100%)
Barbara Trenholm	4 of 4	4 of 4 (Chair)	4 of 4	2 of 2	14/14 (100%)
Michael Zakuta	4 of 4	N/A (1)	N/A (1)	N/A (2)	4/4 (100%)

(1)         Earl Brewer and Michael Zakuta are not members of the Audit Committee or the Corporate Governance and Compensation Committee, however, they attended the meetings of each as guests, at the invitation of each Committee.  Earl Brewer and Michael Zakuta excused themselves from any Committee member-only in camera conferences which were held during these meetings.

(2)         The meetings of the independent directors were held in conjunction with two of the Corporate Governance and Compensation Committee meetings.  During these meetings Richard Hamm and Denis Losier joined the other Corporate Governance and Compensation Committee members and Earl Brewer and Michael Zakuta excused themselves from discussions involving only independent directors.

2.                                      Board Mandate

The Board adopted its Board Mandate (originally as part of its Corporate Governance Committee Charter) on February 10, 2006 and it was most recently reviewed and updated on February 28, 2013.  The Board Mandate is available on the Corporation’s pages on SEDAR at www.sedar.com or the Corporation’s website at www.plaza.ca under Investor Relations / Corporate Governance and is incorporated herein by reference.   A copy may also be obtained free of charge upon request from the Corporate Secretary.

3.                                      Position Descriptions

Position descriptions for the Chairman of the Board and each Committee Chair were approved by the Board of Directors on April 5, 2007 and were most recently reviewed by the Corporate Governance and Compensation Committee on November 9, 2012.  Copies of the Chairman of the Board Terms of Reference and Chair of a Committee Terms of Reference are available on the Corporation’s pages on SEDAR at www.sedar.com or on the Corporation’s website at www.plaza.ca under Investor Relations / Corporate Governance and are incorporated herein by reference.  Copies may also be obtained free of charge upon request from the Corporate Secretary.

In the employment agreement with Michael Zakuta, the Corporation has developed a written position description for the President and CEO.  A written position description for the Chief Financial Officer has also been developed in the employment agreement with Floriana Cipollone.  See Statement of Executive Compensation, s.2 Compensation Discussion and Analysis, (III) Employment Contracts, above.

4.                                      Orientation and Continuing Education

The Corporate Governance and Compensation Committee maintains the responsibility for orientation and continuing education for new and existing Board members.

Upon appointment to the Board of Directors, new director(s) meet with the Corporation’s Chairman of the Board, President and CEO, Vice-President & General Counsel and Chief Financial Officer to discuss the various aspects of the Corporation’s business.  In addition, the new director(s) are given a tour of selected assets by at least one of the Corporation’s executive officers.  The new director(s) also meet with the Corporation’s auditors if the new director is joining the Audit Committee.

The Board of Directors is committed to meet a minimum of four (4) times in a calendar year (one meeting to be held in each fiscal quarter), preferably by in-person meetings.

Because the Corporation is a real estate development company, the Board is provided, on a quarterly basis, with a list of descriptions of all purchases, sales and financings related to the business approved by the Chairman of the Board and the President and CEO (see Statement of Corporate Governance Practices, Board Committees below for further details on the authority delegated to the Chairman of the Board and the President and CEO) and occurring within the previous quarter.  The Chairman of the Board and the President and CEO also informally keep Board members advised of any significant business deals being transacted between Board meetings, and the President and CEO regularly advises the Board at quarterly meetings of deals under contract, projects under construction and projects owned and under development by the Corporation.

Each year Board members are provided with reference materials including a copy of the most recent Management Information Circular, Annual Report, Board Mandate, Code of Business Conduct and Ethics, Committee Charters, the Disclosure Policy, copies of minutes of the last four (4) Board and Committee meetings and certain other general information about the Corporation.

Prior to each Board meeting, a formal package is distributed to all Board members which includes an Agenda and supporting documents that are used to educate and inform the directors of matters to be acted upon at the meeting.

The Board is also regularly educated in new developments in corporate governance matters by the Corporate Governance and Compensation Committee, the Corporation’s auditor and certain other designated officers or employees of the Corporation.  Directors are also eligible to attend continuing education seminars and conferences.

5.                                      Ethical Business Conduct

On February 10, 2006, the Board of Directors adopted a written Code of Business Conduct and Ethics for the Corporation’s directors, officers and employees.  This Code was most recently reviewed and approved by the Board of Directors on November 9, 2012.  A copy of this Code is available on the Corporation’s pages on SEDAR at www.sedar.com and on the Corporation’s website at www.plaza.ca under Investor Relations / Corporate Governance, or may be obtained free of charge upon request from the Corporate Secretary.

Monitoring compliance with the Code of Business Conduct and Ethics is the responsibility of the Corporate Governance and Compensation Committee.  The Committee carries out this responsibility by annually receiving a report from the Vice President & General Counsel of the Corporation advising if there have been any complaints received or violations reported under the Code of Business Conduct and Ethics during the prior year.  In addition, management is to immediately report any violations or imminent violations of the Code of Business Conduct and Ethics, other Plazacorp policies or any other illegal or unethical activities at Plazacorp, to the Chairman of the Board or the Chair of the Corporate Governance and Compensation Committee.

6.                                      Conflicts of Interest

Directors and officers are governed by the conflict of interest provisions in the Code of Business Conduct and Ethics when considering material contracts or transactions, or proposed material contracts or transactions, in which he or she has a material interest.  Directors and officers are to immediately report any conflicts of interest that arise to the Chairman of the Board or the Chair of the Corporate Governance and Compensation Committee.

7.                                      Nomination of Directors

The Corporate Governance and Compensation Committee, which is comprised entirely of independent directors, acts as the nominating committee for the Corporation and receives recommendations for nominations from members of the Corporation’s management and other directors on the Board to fill any vacancy that is anticipated or has arisen on the Board.  The Chairman of the Board and the President and CEO will develop a list of potential candidates, meet with those candidates and present the name(s) of potential candidates (who have expressed to the Chairman of the Board their willingness to sit on the Board) to the Corporate Governance and Compensation Committee.

The Corporate Governance and Compensation Committee will review the proposed name(s) and consider their skill sets, expertise and background, as well as the current and future needs of the Corporation.

The Corporate Governance and Compensation Committee will approve the nomination and will present the final candidate(s) to the Board for consideration and, if appropriate, nomination for election by Shareholders at the next annual meeting.

8.                                      Compensation

The Board has appointed the Corporate Governance and Compensation Committee to discharge the Board’s responsibilities with respect to compensation activities.  For further information on the role of the Corporate Governance and Compensation Committee in this regard, see Statement of Executive Compensation, s.2 Compensation Discussion and Analysis and Statement of Executive Compensation, s. 4 Compensation Governance above.

Directors’ compensation consists of a combination of directors’ fees, meeting attendance fees, conference call attendance fees, fees for acting as the Chair of the Audit Committee, fees for acting as the Chair of the Corporate Governance and Compensation Committee and may include RSUs as appropriate, although no RSUs have been granted to any directors to date.  For a complete list of the directors’ compensation, please refer to the Statement of Executive Compensation, s. 9 Directors Compensation section of this Management Information Circular.

The Corporate Governance and Compensation Committee is also responsible for examining succession planning at regular intervals.  No less than every two years, the Chair of the Corporate Governance and Compensation Committee discusses succession planning with the President and CEO and Chairman of the Board and reports back to the Corporate Governance and Compensation Committee.

9.                                      Board Committees

The Board believes that the business of the Board of Directors is best served by having two (2) committees:  the Audit Committee and the Corporate Governance and Compensation Committee.

The Board has established an Audit Committee for the purpose of fulfilling its oversight responsibility to shareholders, potential shareholders, the investment community and others relating to: (1) the financial reporting process, (2) systems of internal accounting and financial controls, (3) identifying and monitoring the management of principal risks that could affect the integrity of the Corporation’s financial reporting, (4) the appointment and communication with the external auditor, including oversight of its work and monitoring its independence, and (5) the Corporation’s compliance with legal and regulatory requirements with respect to financial reporting matters.  For further information on the Audit Committee’s mandate, please refer to the Audit Committee Charter.

The Board has established a Corporate Governance and Compensation Committee to assist the Board of Directors in establishing the governance guidelines within which the Corporation carries out its responsibilities.  The purpose of the Committee is to develop, define and evaluate the process and structure used to supervise the business and affairs of the Corporation.  This provides accountability of the Board of Directors and management to the Corporation’s shareholders and other stakeholders.  For further information on the Corporate Governance and Compensation Committee’s mandate, please refer to the Corporate Governance and Compensation Committee Charter.

The Corporation also believes in delegating purchase, sale and financing authority to certain executive officers under the following parameters:

(1)                  The Board has delegated the authority to the Chairman of the Board and the CEO to purchase or sell properties and enter into financing arrangements for the Corporation’s existing and new properties, and to pass related resolutions thereto, provided the transactions meet the following criteria:

(a)            any acquisitions and developments, on completion, must earn a minimum cash yield (unlevered return) equal to 100 basis points above the mortgage constant for a 10 year mortgage at prevailing rates over a 25 year amortization period;

(b)            the value of any purchase or sale must not exceed five percent (5%) of the Corporation’s asset base based on its preceding published financial statements; and

(c)             the value of any financing must not exceed five percent (5%) of the Corporation’s asset base based on its preceding published financial statements.

(2)                  Any purchase, sale or financing not meeting the above criteria or any transaction involving a related party must continue to be approved by the full Board of Directors and passed by resolution.

The Charters for the Audit Committee and the Corporate Governance and Compensation Committee can be found on the Corporation’s pages on SEDAR at www.sedar.com and on the Corporation’s website at www.plaza.ca under Investor Relations / Corporate Governance, or copies may be obtained free of charge upon request to the Corporate Secretary.

10.                               Assessments

The Corporation believes that the Board and its Committees should be assessed on at least an annual basis to ensure they are performing effectively.

The Corporate Governance and Compensation Committee reviews with the Board the appropriate skills and characteristics required of Board members.  In performing this function, the Committee seeks input from the Chairman of the Board and takes into consideration the characteristics of independence, skills, experience, reputation for business ethics, and availability of service to the Corporation of its members, as well as the opportunities, risks and strategic direction of the Corporation.

Each Board member annually performs an assessment questionnaire containing his/her views regarding the structure, functionality, effectiveness and contribution of the Board and any Committee during the previous year.  Directors may also comment on their access to the President and CEO and Chairman of the Board and on the manner in which the Chairman conducts Board meetings. These forms are reviewed annually by the Chair of Corporate Governance and Compensation Committee, who brings the results to the Corporate Governance and Compensation Committee for discussion and also provides a summary of same to the Board.  If necessary, the Corporate Governance and Compensation Committee will bring forward to the Board any further action or recommendation resulting from the assessments.

ADDITIONAL INFORMATION

Additional information relating to the Corporation can be found on the Corporation’s website at www.plaza.ca or on the Corporation’s pages on SEDAR at www.sedar.com, including the Corporation’s 2012 Annual Report containing the comparative consolidated financial statements of the Corporation for the year ended December 31, 2012 and management’s discussion and analysis of the Corporation’s results of operations and financial condition for 2012.   This document will be mailed to registered Shareholders on March 14, 2013 and distributed electronically to Beneficial Shareholders using notice-and-access.  Any Shareholders who do not receive this document and wish to do so may obtain them by (i) accessing the websites listed above; (ii) by contacting the Corporation toll-free at +1 (855) 460-8294; (iii) by contacting Canadian Stock Transfer Company Inc. toll-free at +1 (800) 387-0825; or (iv) upon request to the Corporate Secretary.

Plazacorp Retail Properties Ltd.

527 Queen Street, Suite 200

Fredericton, NB E3B 1B8

www.plaza.ca

APPROVAL

The contents, mailing and delivery of this Management Information Circular have been approved by the Directors of the Corporation.

DATED at Fredericton, New Brunswick, this 28th day of February, 2013.

By Order of the Board of Directors:

Earl Brewer	Michael Zakuta
Chairman of the Board	President and Chief Executive Officer

Appendix “A”

Resolution of the Shareholders of
PLAZACORP RETAIL PROPERTIES LTD.

APPROVAL OF “ROLLING” STOCK OPTION PLAN

WHEREAS:

Plazacorp Retail Properties Ltd. (the “Corporation”) created a Stock Option Plan (the “Plan”) in 1999.  Pursuant to the Plan, the Board of Directors may allocate non-transferable options to purchase Common Shares to directors, officers, employees and consultants of the Corporation and its subsidiaries or affiliates;

The Corporation received formal approval by its Shareholders of certain revisions to the Plan at the Corporation’s annual meetings in 2005 and 2008, respectively, largely aimed at updating the Plan to meet the most current TSX Venture Exchange requirements and guidelines;

Because the Plan is a “rolling” stock option plan, the Corporation is required to seek approval of the Plan on an annual basis from its Shareholders in accordance with the requirements of the TSX Venture Exchange, Policy 4.4, para. 2.9(b).  Such approval was last obtained at the Corporation’s annual meeting in 2012;

Given that the Plan is of a “rolling” nature, the 10% cap on available stock options is continually changing.  As of February 28, 2013, the total possible number of available stock options under the Plan could not exceed 6,407,512 options;

NOW THEREFORE BE IT RESOLVED:

1.             The Plan is hereby ratified and approved as of the date hereof.

2.                                     Any two officers or directors of the Corporation be and they are hereby authorized for and in the name of the Corporation to execute and deliver under the corporate seal or otherwise all such documents and to do all such other acts and things as may be necessary or desirable to give effect to this resolution.